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                                                                 EXHIBIT 10.1


July 15, 2004

Mr. Brian A. Markison
1742 Stuart Road West
Princeton, NJ  08540

Dear Mr. Markison:

I am pleased to send this letter confirming your acceptance of the full-time position of President and Chief Executive Officer for King Pharmaceuticals, Inc. ("Company"). This letter will outline the basic terms of your employment.

The Chief Executive Officer is a salaried, exempt position and reports directly to the Board of Directors of King Pharmaceuticals, Inc. ("Board"). As Chief Executive Officer, you will be expected to properly perform such duties as may reasonably be assigned to you from the Board consistent with your title. You agree that you will be bound by all written Company policies in effect from time to time, including the Code of Conduct.

This position is offered at a starting monthly salary of $62,500 for an annual salary of $750,000. Additionally, you would be eligible to receive an annual bonus under the Executive Management Incentive Award ("EMIA") as approved by the Board, subject to attainment of the requisite performance criteria. For 2004, the amount of such annual bonus would be determined pursuant to the EMIA, pro-rated based on your commencement of employment during calendar year 2004 (including the period when you served as Chief Operating Officer or acting Chief Executive Officer). For purposes of determining any amount payable to you under the EMIA, your level of participation in the plan would be based upon a weighted-average percentage that reflects the portion of 2004 during which you served as Chief Executive Officer and the portion of 2004 during which you served as acting Chief Executive Officer or Chief Executive Officer. The target percentage applicable during the period you serve as acting Chief Executive Officer or Chief Executive Officer will be 75% of your annual base salary for 2004 and 2005. The performance criteria applicable to you under the EMIA will reflect the following adjustments: the EPS performance target will be 79 cents for 2004 and 96 cents for 2005; the 96 cents target shall include a separate required target of 33 cents attributable to management initiatives related to cost reduction and/or operating efficiencies; and each of such targets may be modified if the Compensation and Human Resources Committee approves the modification.

In addition you will be eligible to participate in all other management incentive programs, subject to the requirements thereof.

Subject to the approval of the Compensation and Human Resources Committee, the terms of the 1997 Incentive and Non-Qualified Stock Option Plan for Employees of King Pharmaceuticals, Inc. (the "Stock Option Plan"), and the terms and conditions of a required Stock Option Subscription Agreement, you would be granted an option to purchase 250,000 shares of Company common stock. The date of the option grant would be today. The exercise price of such option would be equal to today's fair market value of a share of our common stock determined pursuant to the Stock Option Plan. The Stock Option Subscription Agreement would



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provide that the option would become exercisable with respect to one-half of the shares subject thereto on each of the second and third anniversaries of the grant date.

You would continue to be eligible for the benefits package described in your December 19, 2003 offer letter, subject to your ability to satisfy the eligibility requirements of the plans described in such letter and the Company's decision to continue to maintain such plans in effect. The severance provisions set forth below, however, supersede all other severance provisions that might otherwise be applicable, including the Modified Severance Agreement dated April 23, 2004.

In the event that your employment were terminated by the Company without "Cause" (as defined below) or you terminated your employment for "Good Reason" (as defined below) in each case prior to a "Change in Control" (as defined below) or following the second anniversary of a Change in Control, (as defined below) or following the second anniversary of a Change in Control, contingent upon your execution of the agreement and release applicable to top executives, as in effect from time to time, including provisions as to non-competition, non-solicitation and confidentiality ("Agreement and Release"), you would be entitled to the following payments and benefits:

         - A lump-sum cash severance payment equal to two times the sum of (1) your base salary at the time of termination of your employment and (2) your target bonus for the year of termination (which amount would not be pro-rated based on the date of your termination);

         - The Company would continue to provide you with health and welfare benefits generally made available to Company executives until the second anniversary of your termination of employment, provided that such obligation would cease if you became covered by the employee benefits plans of a subsequent employer;

         - All unvested stock options awarded to you under the Stock Option Plan would immediately become fully vested; and

         - In the event that any payments you received were considered "excess parachute payments" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), you would be entitled to a gross-up payment to make you whole for any excise tax imposed on you under Section 4999 of the Code (and such gross-up payment would include amounts to make you whole for the Federal, state and local income and excise taxes owing with respect to the gross-up payment.)

Notwithstanding anything contained herein to the contrary, any non-competition, non-solicitation and confidentiality covenants contained in the Agreement and Release shall (i) not be more restrictive than such covenants applicable to other senior executive officers of the Company who have terminated employment;
(ii) with respect to any such non-competition or non-solicitation covenants, apply for a period not to exceed one year following the date of your termination; and


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(iii) not prevent you from earning a living in the pharmaceutical industry during the period in which any such covenants apply.

In the event that your employment were terminated by the Company without Cause or you terminated your employment for Good Reason in each case during the two-year period following a Change in Control, contingent upon your execution of the Agreement and Release, you would be entitled to the following payments and benefits:

         - A lump-sum cash severance payment equal to three times the sum of (1) your base salary at the time of termination of your employment and (2) your target bonus for the year of termination (which amount would not be pro-rated based on the date of your termination);

         - The Company would continue to provide you with health and welfare benefits generally made available to Company executives until the third anniversary of your termination of employment, provided that such obligation would cease if you became covered by the employee benefits plans of a subsequent employer;

         - All unvested stock options awarded to you under the Stock Option Plan would immediately become fully vested; and

         - In the event that any payments you received were considered "excess parachute payments" under Section 280G of the Code, you would be entitled to a gross-up payment to make you whole for any excise tax imposed on you under Section 4999 of the Code (and such gross-up payment would include amounts to make you whole for the Federal, state and local income and excise taxes owing with respect to the gross-up payment).

"Cause" means (i) conviction of, or plea of guilty or no contest to, a felony,
(ii) embezzlement, (iii) the illegal use of drugs, (iv) a material violation of law, regulation or written Company policy which, in the good faith belief of the Board, is conduct so unacceptable as to prohibit the Board from continuing to maintain you in the position of Chief Executive Officer or (v) if no Change of Control has occurred, your failure to substantially perform your duties with the Company (other than any such failure resulting from your physical or mental illness or other physical or mental incapacity) as determined by the Board. Notwithstanding the foregoing, Cause shall not be deemed to exist unless and until (A) you have received written notice from the Board of its intention to terminate you for Cause, such notice specifying in detail the conduct which the Board believes such Cause termination could be based, (B) following receipt of such notice, you have been given a reasonable opportunity to cure such conduct (if curable) and (C) if such conduct remains uncured, there shall have been delivered to you a copy of a resolution duly adopted by written consent of not less than a majority of the number of directors then in office (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard at a meeting of the Board called and held for that purpose) finding that in the good faith opinion of the Board you are guilty of conduct set forth above in clause (i), (ii), (iii), (iv) or (v) of the first sentence of the definition and specifying the particulars thereof in detail.

"Change in Control" means any of the following events:


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         -        The sale of substantially all the assets of the Company;

         -        Any "person" or "group" (as such terms are used in Sections 13
                  (d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the total voting stock of the Company;

         - The Company consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all its assets, in one transaction or a series of transactions, to any person, or any person consolidates with, or merges with or into, the company, in any such event pursuant to a transaction in which any voting stock of the Company is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction where (A) any voting stock of the Company is reclassified or changed into or exchanged for nonredeemable voting stock of the surviving or transferee corporation and (B) immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the total voting stock of the surviving or transferee corporation, or

         - During any consecutive two-year period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved so approved) cease for any reason to constitute a majority of the Board then in office.

"Good Reason" means (i) a reduction of your compensation or benefits, responsibilities, duties, authority, reporting, relationships, title and/or position (in each case other than your position , if any, as director of the Company or any subsidiary or as an officer of any subsidiary), unless other similar situated senior executives of the Company are required to accept a similar reduction, and excluding any isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice from you; provided, however, that this clause (i) shall not be deemed triggered merely as a result of the Company's ceasing to be a publicly traded company in connection with a Change in Control or as a result of the Company's (or its successor's) becoming a subsidiary of another company, (ii) the Company shall, without your consent, require you to relocate (which term shall not include travel) to a location more than fifty miles from your current resident, (iii) the failure by the Company to pay to you any compensation or benefits due you, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by you or (iv) the Company's material breach of any provision set forth therein.


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The Board of Directors will consider negotiating and executing an employment agreement setting forth the full terms of our arrangement with you prior to the first anniversary of the date set forth above; provided, however, that the foregoing shall not apply to the extent a Change in Control occurs prior thereto.

The rights of the Company hereunder may be assigned by the Company to a person or entity that is an affiliate or a successor in interest to substantially all the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

Please contact me if you have questions concerning this offer of employment. As with all our employees, your employment will be on an at-will basis, meaning that should you accept and then change your mind, you may terminate your employment at any time, as can the Company by a majority vote of the Board. By accepting our offer of employment, you will be consenting to Tennessee being the appropriate legal venue for resolving any employment disputes.

Brian, we are glad that you have decided to accept the position of Chief Executive Officer of King Pharmaceuticals, Inc. Again, if you have any questions, please do not hesitate to contact me immediately.

Sincerely,

KING PHARMACEUTICALS, INC.

/s/ Ted G. Wood

Ted G. Wood
Non-Executive Chairman of the Board